Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES CHANGE TO BOARD OF DIRECTORS AND MANAGEMENT TEAM

COLUMBIA, MD – September 19, 2019 – GSE Systems, Inc. (GSE or the Company) (Nasdaq: GVP), a leading provider of professional and technical engineering, staffing services, and simulation software to clients in the power and process industries, today announced that Chris Sorrells, Chief Operating Officer and member of the Board of Directors, will depart from the Company on September 30, 2019. Mr. Sorrells resigned from GSE’s Board of Directors, effective immediately, and from his position as Chief Operating Officer of the Company. Mr. Sorrells informed the Board that his resignation was not the result of any disagreements with the Company on any matters relating to its operations, policies or practices. Kyle Loudermilk, President and Chief Executive Officer, will assume Mr. Sorrells’ responsibilities and the Company does not plan to fill the Chief Operating Officer position. The Board will evaluate its options with regard to the director position vacated by Mr. Sorrells at its next regular meeting.

GSE’s President and Chief Executive Officer, Kyle Loudermilk, stated, “We thank Chris for his significant contributions to GSE during the last several years. He joined me to help stabilize the company, recruit new talent and lead our M&A growth strategy.  Chris expected to serve in the COO role for only one year, but that quickly turned into four. Throughout that time Chris placed the Company ahead of his own self-interest, commuting from Dallas to Baltimore each week. Chris helped us build GSE into a vibrant technical engineering and staffing services platform serving the complex needs of the global power industry.  Chris looks forward to refocusing his priorities back to his family in Texas.  We wish him the best in his next endeavor and we look forward to his support as a stockholder of the Company.”

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a leading provider of engineering, expert staffing and simulation software to clients in the power and process industries.  GSE’s products and services are tailored to help customers achieve performance excellence in design, training, compliance, and operations. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Maryland, with offices in Alabama, Florida, Colorado, Texas, and Beijing, China.  Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Kyle Loudermilk	Kalle Ahl, CFA
Chief Executive Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7800